Exhibit 99.2

       The following "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data" (attached as Exhibit 99.1 to this Report). Any references to Notes in the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" refer to the Notes to Consolidated Financial Statements included in "Item 8. Financial Statements and Supplementary Data."

       As further discussed in Sections m) and o) of Note 1 and Section a) of Note 11 to our consolidated financial statements, our consolidated financial statements for all periods presented herein have been updated to reflect retrospective application of SFAS 160 and FSP EITF 03-6-1 and to reclassify ENSCO 69 as discontinued operations. This filing includes updates only to the portions of Item 6, Item 7 and Item 8 of the Form 10-K that specifically relate to SFAS 160, FSP EITF 03-6-1 or the reclassification of ENSCO 69 as discontinued operations and does not otherwise modify or update any other disclosures set forth in the Form 10-K.

Item 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION

Our Business

       We are a leading provider of offshore contract drilling services to the international oil and gas industry. We own and operate a fleet of 45 drilling rigs, including 42 jackup rigs, two semisubmersible rigs and one barge rig. We are heavily concentrated in premium jackup rigs, but are currently in the process of developing a fleet of semisubmersible rigs. The worldwide semisubmersible rig fleet is generally divided into three categories: midwater, deepwater and ultra-deepwater. Our two semisubmersible rigs, ENSCO 7500 and ENSCO 8500, as well as our additional six semisubmersible rigs currently under construction, are ultra-deepwater semisubmersible rigs, capable of drilling at depths of 8,000 feet or greater. Our 45 drilling rigs are located throughout the world and concentrated in the major geographic regions of Asia Pacific (which includes Asia, the Middle East, Australia and New Zealand), Europe/Africa and North and South America.

       We provide our drilling services to major international, government-owned and independent oil and gas companies on a "day rate" contract basis. Under day rate contracts, we provide the drilling rig and rig crews and receive a fixed amount per day for drilling the well. Our customers bear substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well. Drilling contracts are, for the most part, awarded on a competitive bid basis. We do not provide "turnkey" or other risk-based drilling services.

       Our revenues, operating income and net income increased to record levels during 2008 as a result of strong rig demand, high utilization and increased day rates in all geographic regions. ENSCO 8500, the first of our ENSCO 8500 Series Rigs®, was delivered during the third quarter and arrived in the Gulf of Mexico in mid-December 2008. The rig is currently undergoing deepwater sea trials and is projected to commence operations under a four-year contract in April 2009. Additionally, ENSCO 8501 is scheduled to be delivered during the latter half of the second quarter of 2009 and is expected to commence operations under its long-term drilling contract late in the third quarter.

       During 2008, we also began construction of ENSCO 8504 and finalized construction agreements on ENSCO 8505 and ENSCO 8506. We entered into a long-term drilling contract for ENSCO 8503 in the Gulf of Mexico that is scheduled to commence during the first quarter of 2011. In addition to the substantial capital investment we made in our Deepwater fleet, we repurchased 3.7 million shares of our common stock at a cost of $256.0 million during 2008. We funded both our ultra-deepwater semisubmersible fleet expansion and share repurchase initiatives with cash flow generated from operations. We believe our strong balance sheet, including $789.6 million of cash and cash equivalents as of December 31, 2008, and favorable contract backlog will enable us to sustain an adequate level of liquidity during 2009.

       Oil and natural gas prices have declined substantially in recent months due primarily to a decrease in demand for oil and natural gas resulting from the deteriorating global economy. In addition, substantial uncertainty in the capital markets has severely limited access to financing. These conditions are having an adverse effect on our business. Some of our current and prospective customers are deferring and curtailing drilling programs, which will result in a further reduction in demand for drilling rigs and a decline in utilization and day rates. In addition, certain of our customers and suppliers may be unable to access the capital markets to fund business operations which could adversely affect our business.

       During 2008, over 30 new jackup and semisubmersible rigs were delivered and another 120 are reported to be on order or under construction. Current volatility in oil and natural gas prices and uncertainty in the capital markets will affect the construction and delivery of rigs currently on order or under construction. Several drilling contractors have announced cancellations of orders for new rigs or delayed construction of previously ordered rigs, and it is uncertain whether cancellations and delays will continue during 2009.

Our Industry

       Historically, financial operating results in the offshore contract drilling industry have been cyclical and directly related to the demand for drilling rigs and the available supply of drilling rigs.

   Drilling Rig Demand

       Demand for rigs is directly related to the regional and worldwide levels of offshore exploration and development spending by oil and gas companies, which is beyond our control. Offshore exploration and development spending may fluctuate substantially from year to year and from region to region. Such spending fluctuations result from many factors, including:

•	demand for oil and natural gas,
•	regional and global economic conditions and changes therein,
•	political, social and legislative environments in the U.S. and other major oil-producing countries,
•	production and inventory levels and related activities of the Organization of Petroleum Exporting Countries ("OPEC") and other oil and natural gas producers,
•	technological advancements that impact the methods or cost of oil and natural gas exploration and development,
•	disruption to exploration and development activities due to hurricanes and other severe weather conditions, and
•	the impact that these and other events have on the current and expected future prices of oil and natural gas.

       There was substantial volatility in drilling rig demand during 2008. During the first nine months of the year, jackup rig demand remained strong and continued to meet or exceed supply in all major geographic regions. Record high oil and natural gas prices resulted in increased exploration and development spending by oil and gas companies. Day rates during the first nine months of 2008 were near record levels for most rig classes, utilization remained high and drilling contracts generally contained favorable terms and conditions for drilling companies.

       However, as the year came to a close, deterioration of the global economy, tightening credit markets and significant declines in oil and natural gas prices led to an abrupt reduction in demand for jackup rigs. Day rates softened as contractors attempted to lock-in drilling programs and maintain their existing contract backlog amid growing concerns over financing, declining oil and natural gas prices and pressure from operators to reduce day rates. The global financial crisis coupled with substantial volatility in oil and natural gas prices has created uncertainty regarding drilling programs and jackup rig demand for 2009 and beyond.

       Despite the global financial crisis and the decline in oil and natural gas prices, demand for ultra-deepwater semisubmersible rigs remained high throughout 2008 on a worldwide basis. Intense competition among oil and gas companies to contract ultra-deepwater semisubmersible rigs resulted in record high day rates. Given that deepwater projects are typically more expensive and longer in duration than shallow-water jackup projects, deepwater operators tend to take a longer-term view of the global economy and oil and natural gas prices. We do not expect day rates for ultra-deepwater semisubmersible rigs to be as adversely impacted by declining rig demand as other rig classes and expect oil and gas companies to sustain their investment in deepwater projects resulting in continued high utilization levels during 2009.

       Since factors that affect offshore exploration and development spending are beyond our control and because rig demand can change quickly, it is difficult for us to predict future industry conditions, demand trends or future operating results. Periods of low rig demand often result in excess rig supply, which generally results in reductions in utilization levels and day rates; periods of high rig demand often result in a shortage of rigs, which generally results in increased utilization levels and day rates.

   Drilling Rig Supply

       During the past several years, the supply of available jackup and semisubmersible rigs has been unable to meet the increasing demand of oil and gas companies on a global basis. As a result of this global supply and demand imbalance, various industry participants ordered the construction of over 180 new jackup and semisubmersible rigs, over 60 of which were delivered during the last three years. Approximately 60 additional jackup and semisubmersible rigs are scheduled for delivery in 2009.

       The new rig deliveries scheduled for 2009 include over 30 jackup rigs, the majority of which are not contracted for work upon delivery from the shipyard. These new drilling rigs will increase supply and likely reduce utilization and day rates as rigs are absorbed into the active fleet, especially in light of the recent decline in oil and natural gas prices and jackup rig demand. However, the current supply of jackup rigs is limited and it is time consuming to move offshore rigs between markets. Accordingly, as demand changes in a particular market, the supply of rigs may not adjust quickly. Utilization and day rates in specific markets could fluctuate significantly while utilization and day rates in other markets may be relatively unaffected. Additionally, several rig construction cancellations have been recently announced and the tightening credit market has created substantial uncertainty as to whether construction of other rigs will be completed.

        Newbuild deliveries scheduled for 2009 include over 20 semisubmersible rigs, the majority of which are contracted for work upon delivery from the shipyard. Demand continues to exceed the supply of semisubmersible rigs, and it is expected that newbuild semisubmersible rigs will be absorbed into the market, perhaps without significant effect on utilization and day rates.

       The limited availability of insurance for certain perils in some geographic regions and rig loss or damage due to hurricanes, blowouts, craterings, punchthroughs and other operational events may impact the supply of jackup or semisubmersible rigs in a particular market and cause fluctuations in rig demand, utilization and day rates.

       Newbuild rigs scheduled for delivery in 2009 and beyond will require skilled personnel to operate. Notwithstanding the global economic downturn, we may be required to maintain or increase existing levels of compensation to retain our skilled workforce. Although competition for skilled labor has not materially affected us to date, competition for such personnel could increase our future operating expenses or impact our ability to fully staff and operate our rigs.

BUSINESS ENVIRONMENT

Deepwater

       Demand for ultra-deepwater semisubmersible rigs on a worldwide basis continues to outpace supply resulting in high utilization levels and day rates. It is anticipated that oil and gas companies will sustain their investment in deepwater projects, resulting in near full utilization for the worldwide ultra-deepwater semisubmersible rig fleet for the foreseeable future. Although we do not anticipate day rates dropping significantly, the ability to sustain current day rates will depend in large part on the length and magnitude of the current global economic crisis and on oil and natural gas prices.

       In addition to the ENSCO 8500, which is projected to commence a four-year contract in April 2009, we have six ENSCO 8500 Series® rigs under construction with scheduled delivery dates during the second quarter of 2009, the first and fourth quarters of 2010, the second half of 2011 and the first and second half of 2012. Three of the six ENSCO 8500 Series® rigs under construction have secured long-term drilling contracts in the Gulf of Mexico. Our ENSCO 7500 ultra-deepwater semisubmersible rig is currently mobilizing from the Gulf of Mexico to Australia and is expected to commence operations under a new contract in April 2009.

Asia Pacific

       Jackup rig drilling contracts in the Asia Pacific region historically have been for substantially longer durations than those in other geographic regions. Since day rates for such contracts generally are fixed, or fixed subject to adjustment for variations in the contractor's costs, our Asia Pacific operations generally are not subject to the same level of day rate volatility as other regions where shorter term contracts are more prevalent. During 2006, demand for jackup rigs exceeded the supply of available rigs resulting in high jackup rig utilization levels and increasing day rates. During 2007, the prevailing demand, coupled with limited rig availability, enabled drilling contractors to continue experiencing high utilization and day rates.

       During 2008, day rates stabilized and utilization levels remained high as increased rig demand was largely offset by new rig deliveries. The tightening credit market, coupled with the precipitous decline in oil and natural gas prices during the latter half of 2008, will negatively impact rig demand during 2009. Some of the new rig deliveries that were scheduled to occur during 2009 may be delayed or cancelled, and it is unclear the extent to which new rig deliveries will impact rig supply in the region. However, we anticipate that rig supply will exceed demand during 2009 which, coupled with reduced demand, is expected to result in a reduction in utilization and day rates.

Europe/Africa

       Our Europe/Africa offshore drilling operations are mainly conducted in northern Europe where moderate duration jackup rig contracts are prevalent. During 2006, oil and gas companies increased their spending as a result of higher oil and natural gas prices. In addition, a strong backlog of firm commitments and contract extension options in northern Europe resulted in little or no jackup rig availability. This supply and demand imbalance resulted in near full utilization and a substantial increase in day rates. During 2007, oil and gas companies continued to increase their spending in this region, and the additional demand coupled with limited supply increased day rates further.

       During 2008, shortfalls in rig availability continued, causing a slight increase in day rates over the prior year and sustained high utilization levels. However, the decline in oil and natural gas prices during the latter half of 2008 resulted in several cancelled tenders and unexercised contract extension options. In addition to declining rig demand, a limited number of newbuild jackup rigs are expected to be added to the region in the near term. We anticipate that these factors will lead to a reduction in utilization and day rates during 2009.

       Many of our jackup rig contracts in the Europe/Africa and Asia Pacific regions contain cost adjustment provisions. These provisions are designed to protect our operating margin during times when contract drilling expenses are increasing. The cost adjustment provisions usually result in an increase in contract day rates or cost reimbursement to offset operating cost increases since the inception of a contract and may also include rate adjustment provisions addressing rate reductions in the event of a decrease in operating costs. A small portion of our average day rate increases realized in the Europe/Africa and Asia Pacific regions during recent years were attributable to contractual cost adjustment provisions.

North and South America

       Our North and South America offshore drilling operations are mainly conducted in the Gulf of Mexico where jackup rig contracts are normally entered into for relatively short durations and day rates are adjusted to current market rates upon contract renewal. Therefore, day rates in this region are more volatile than in regions where longer duration contracts are more prevalent.

       Day rates increased during the first half of 2006 as drilling contractors relocated rigs out of the Gulf of Mexico to take advantage of longer duration international contracts. However, day rates began to moderate in the second half of the year due to a decrease in demand, as oil and gas companies focused their exploration and development efforts elsewhere. During 2007, demand continued to decline and day rates softened as a result of competition for work among drilling contractors. Oil and gas companies continued to shift their focus to more economically attractive prospects in the deeper waters of the Gulf of Mexico and elsewhere. As a result, jackup rig demand declined further, resulting in an adverse effect on utilization and day rates.

       Demand for jackup rigs in the Gulf of Mexico stabilized during 2008, and jackup rig supply continued to decline as rigs were relocated to more economically attractive regions. As a result, utilization levels and day rates began to improve during the first half of the year. In September 2008, Hurricane Gustav and Hurricane Ike forced more than two weeks of work stoppages and damaged or destroyed several rigs and platforms in the Gulf of Mexico, including the total loss of ENSCO 74, thereby reducing the supply of available jackup rigs. However, we anticipate that the deterioration of the global economy and decline in oil and natural gas prices will negatively impact jackup rig demand. Despite the reduced supply of available jackup rigs, we expect a reduction in utilization and day rates during 2009.

       Our North and South America offshore drilling operations are also conducted in Mexico and Venezuela. During 2007 and 2008, demand for rigs increased as the national oil company in Mexico increased its drilling requirements in an attempt to offset continued depletion of its major oil and natural gas fields. As a result, drilling contractors obtained pricing at international day rates. Demand for jackup rigs in Mexico remains high despite the recent deterioration in the global economy and decline in oil and natural gas prices. Future day rates will depend on the magnitude of the national oil company in Mexico's short-term drilling requirements and the availability of drilling rigs from other markets.

       The jackup market in Venezuela is limited and drilling in the region is mostly contracted through PDVSA, the national oil company of Venezuela. PDVSA subsidiaries lack funding and generally have not been paying their contractors and service providers. It is uncertain how long, and to what extent, the current environment in Venezuela will impact the offshore drilling industry in the region. Additional information on risks associated with our Venezuelan operations is presented in "Item 1A. Risk Factors."

RESULTS OF OPERATIONS

       The following table summarizes our consolidated operating results for each of the years in the three-year period ended December 31, 2008 (in millions):

	2008	2007	2006

Revenues	$2,393.6	$2,058.2	$1,748.7
Operating expenses
Contract drilling (exclusive of depreciation)	752.0	644.1	543.5
Depreciation	186.5	177.5	168.5
General and administrative	53.8	59.5	44.6

Operating income	1,401.3	1,177.1	992.1
Other income (expense), net	(4.2)	37.8	(5.9)
Provision for income taxes	237.3	244.8	241.3

Income from continuing operations	1,159.8	970.1	744.9
(Loss) income from discontinued operations, net	(3.1)	28.8	30.3
Cumulative effect of accounting change, net	--	--	.6

Net income	1,156.7	998.9	775.8
Less: Net income attributable to noncontrolling interests	(5.9)	(6.9)	(6.1)

Net income attributable to Ensco	$1,150.8	$992.0	$769.7

       During 2008, revenues increased by $335.4 million, or 16%, and operating income increased by $224.2 million, or 19%, as compared to 2007. The increases were primarily due to improved average day rates earned by our international jackup and ultra-deepwater semisubmersible rigs and improved utilization of our Gulf of Mexico jackup rigs. The increase in operating income was partially offset by increased personnel costs and repair and maintenance expense across the majority of our fleet.

       During 2007, revenues increased by $309.5 million, or 18%, and operating income increased by $185.0 million, or 19%, as compared to 2006. The increases were primarily due to improved average day rates earned by our international jackup rigs, partially offset by a reduction in average day rates earned by, and utilization of, our Gulf of Mexico jackup rigs.

       Oil and natural gas prices have declined substantially in recent months due primarily to a decrease in demand for oil and natural gas resulting from the deteriorating global economy. Some of our current and prospective customers are deferring and/or curtailing drilling programs, which will result in a reduction in demand for drilling rigs and a decline in utilization and day rates. While we have significant contract backlog during 2009, if current economic conditions persist, we believe it is unlikely the revenue and operating income levels achieved during 2008 and 2007 will be sustained.

Rig Locations, Utilization and Average Day Rates

       As discussed below, we manage our business through four operating segments. However, our rigs are mobile and our jackup rigs frequently move between our geographic region segments. The following table summarizes our offshore drilling rigs by segment as of December 31, 2008, 2007 and 2006:

	2008	2007	2006

Deepwater(1)	2	1	1
Asia Pacific(2)	20	20	19
Europe/Africa(3)	10	10	9
North and South America(3)	13	13	14
Under construction(1)(2)(4)	6	4	4

Total(5)	51	48	47

(1)	During the third quarter of 2008, we accepted delivery of ENSCO 8500 and mobilized the rig to the Gulf of Mexico. The rig is currently undergoing deepwater sea trials and is expected to commence operations in the Gulf of Mexico under a four-year contract in April 2009.
(2)	Upon completion of its construction during 2007, we accepted delivery of ENSCO 108, an ultra-high specification jackup rig that commenced drilling operations in Indonesia.
(3)	During 2007, we mobilized ENSCO 105 from the Gulf of Mexico to Tunisia.
(4)	During 2007, we entered into an agreement to construct ENSCO 8503 with delivery expected during the fourth quarter of 2010. During 2008, we entered into agreements to construct ENSCO 8504, ENSCO 8505 and ENSCO 8506 with deliveries expected during the second half of 2011 and the first and second half of 2012, respectively.
(5)	The total number of rigs for each period excludes rigs reclassified as discontinued operations. ENSCO 69 has been reclassifed as discontinued operations and, therefore, excluded from the table.

The following table summarizes our rig utilization and average day rates from continuing operations by operating segment for each of the years in the three-year period ended December 31, 2008:

	2008	2007	2006

Rig utilization(1)
Deepwater	95%	97%	87%
Asia Pacific (3)	95%	99%	98%
Europe/Africa	96%	93%	100%
North and South America	97%	77%	91%

Total	96%	91%	96%

Average day rates (2)
Deepwater	$334,688	$199,432	$191,163
Asia Pacific (3)	152,981	131,384	89,568
Europe/Africa	221,164	198,551	149,072
North and South America	98,166	107,147	123,817

Total	$155,441	$142,704	$116,504

(1)	Rig utilization is derived by dividing the number of days under contract, including days associated with compensated mobilizations, by the number of days in the period.
(2)	Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues and lump sum revenues, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.
(3)	Rig utilization and average day rates for the Asia Pacific operating segment include our jackup rigs only. The ENSCO I barge rig has been excluded.

       Detailed explanations of our operating results, including discussions of revenues, contract drilling expense and depreciation expense by operating segment, are provided below.

   Operating Income

       We are in the process of developing a fleet of ultra-deepwater semisubmersible rigs. In connection therewith, we contracted Keppel FELS Limited ("KFELS"), a major international shipyard based in Singapore, to construct seven ultra-deepwater semisubmersible rigs (the "ENSCO 8500 Series®"). ENSCO 8500 was delivered by KFELS in September 2008 and arrived in the Gulf of Mexico in mid-December 2008. The rig is currently undergoing deepwater sea trials and is projected to commence operations under a four-year contract in April 2009. In connection with the arrival of our first ENSCO 8500 Series® rig, we reorganized the management of our operations, establishing a separate business unit to manage our fleet of ultra-deepwater semisubmersible rigs.

       As part of this reorganization, we evaluated our remaining assets and operations, consisting of 42 jackup rigs and one barge rig organized into three business units based on major geographic region, and now consider these three business units as operating segments. Accordingly, our business now consists of four operating segments: (1) Deepwater, (2) Asia Pacific, (3) Europe/Africa and (4) North and South America. Each of our four operating segments provides one service, contract drilling.

       The following tables summarize our operating income for each of the years in the three-year period ended December 31, 2008. General and administrative expense and depreciation expense incurred by our corporate office are not allocated to our operating segments for purposes of measuring segment operating income and were included in "Reconciling Items."

Year Ended December 31, 2008 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$ 84.4	$1,052.9	$804.1	$452.2	$2,393.6	$ --	$2,393.6
Operating expenses Contract drilling (exclusive of depreciation)	31.2	316.0	246.7	158.1	752.0	--	752.0
Depreciation	9.1	85.2	43.0	47.3	184.6	1.9	186.5
General and administrative	--	--	--	--	--	53.8	53.8

Operating income	$ 44.1	$ 651.7	$514.4	$246.8	$1,457.0	$ (55.7)	$1,401.3

Total assets	$1,759.9	$1,327.7	$806.7	$773.1	$4,667.4	$1,162.7	$5,830.1
Capital expenditures	657.8	42.6	22.7	46.1	769.2	2.7	771.9

Year Ended December 31, 2007 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$ 72.8	$ 912.7	$670.8	$401.9	$2,058.2	$ --	$2,058.2
Operating expenses Contract drilling (exclusive of depreciation)	28.8	265.0	208.4	141.9	644.1	--	644.1
Depreciation	9.3	81.1	40.4	42.6	173.4	4.1	177.5
General and administrative	--	--	--	--	--	59.5	59.5

Operating income	$ 34.7	$ 566.6	$422.0	$217.4	$1,240.7	$ (63.6)	$1,177.1

Total assets	$973.8	$1,386.6	$773.6	$808.8	$3,942.8	$1,026.0	$4,968.8
Capital expenditures	352.4	50.6	22.0	93.0	518.0	1.4	519.4

Year Ended December 31, 2006 (in millions)
				North
				and	Operating
		Asia	Europe/	South	Segments	Reconciling	Consolidated
	Deepwater	Pacific	Africa	America	Total	Items	Total

Revenue	$ 60.9	$ 585.5	$497.1	$605.2	$1,748.7	$ --	$1,748.7
Operating expenses Contract drilling (exclusive of depreciation)	26.3	219.9	158.0	139.3	543.5	--	543.5
Depreciation	8.9	75.3	36.4	44.2	164.8	3.7	168.5
General and administrative	--	--	--	--	--	44.6	44.6

Operating income	$ 25.7	$ 290.3	$302.7	$421.7	$1,040.4	$ (48.3)	$ 992.1

Total assets	$564.6	$1,358.6	$640.4	$891.7	$3,455.3	$879.1	$4,334.4
Capital expenditures	299.5	128.9	9.5	75.5	513.4	2.0	515.4

   Deepwater

       During 2008, Deepwater revenues increased by $11.6 million, or 16%, as compared to 2007. The increase in revenues was primarily due to a 68% increase in the ENSCO 7500 average day rate, partially offset by the deferral of ENSCO 7500 revenue during the fourth quarter. In October 2008, we amended our existing drilling contract and agreed to relocate the rig to Australia where we will commence drilling operations in April 2009 at a day rate of approximately $550,000. Revenues earned during the mobilization period are being deferred and will be recognized ratably upon commencement of drilling operations through September 2010, the end of the firm commitment period of the contract. Contract drilling expense increased by $2.4 million, or 8%, as compared to 2007, primarily due to increased personnel costs and repair and maintenance expense, partially offset by the deferral of costs during the mobilization of ENSCO 7500 to Australia. The increase in personnel costs was due to the staffing of an office in Houston, Texas during 2008 to support our newly established Deepwater business unit and increased ENSCO 7500 staffing levels to facilitate training in preparation for delivery of our ENSCO 8500 Series® rigs.

       During 2007, Deepwater revenues increased by $11.9 million, or 20%, as compared to 2006. The increase in revenues was primarily due to a 4% increase in the ENSCO 7500 average day rate, which resulted from a cost escalation rate adjustment provision in the contract, and an increase in utilization to 97% from 87% during the prior year, as ENSCO 7500 was idle for approximately one month in the prior year while undergoing minor enhancement and contract preparatory work. Contract drilling expense increased by $2.5 million, or 10%, as compared to 2006, primarily due to increased personnel costs and reimbursable expense, partially offset by a reduction in repair and maintenance expense.

   Asia Pacific

       During 2008, Asia Pacific revenues increased by $140.2 million, or 15%, as compared to 2007. The increase in revenues was primarily due to a 16% increase in jackup rig average day rates and the increased size of our Asia Pacific fleet, partially offset by a decline in jackup rig utilization to 95% from 99% during the prior year. The increase in average day rates resulted from stronger demand due to higher levels of spending by oil and gas companies coupled with limited rig availability in the region. The addition of ENSCO 108 to the fleet in the first quarter of 2007 resulted in an additional $28.1 million of revenues and $4.8 million of contract drilling expense during 2008 as compared to the prior year. The decline in utilization was the result of scheduled maintenance projects on ENSCO 53, ENSCO 54, ENSCO 56, ENSCO 57 and ENSCO 96. Contract drilling expense increased by $51.0 million, or 19%, as compared to 2007, primarily due to increased personnel costs and increased repair and maintenance expense associated with the aforementioned maintenance projects, and to a lesser extent, the addition of ENSCO 108 to the fleet. Depreciation expense increased by $4.1 million, or 5%, as compared to 2007. The increase was primarily attributable to depreciation associated with ENSCO 108, depreciation associated with ENSCO 96 and ENSCO 104 capital enhancement projects completed during the fourth quarter of 2007 and depreciation on minor upgrades and improvements to our Asia Pacific fleet completed during 2007 and 2008.

       During 2007, Asia Pacific revenues increased by $327.2 million, or 56%, as compared to 2006. The increase in revenues was primarily due to a 47% increase in jackup rig average day rates and the increased size of our Asia Pacific fleet. The increase in average day rates resulted from stronger demand due to higher levels of spending by oil and gas companies coupled with limited rig availability in the region. The addition of ENSCO 84 and ENSCO 108 to the fleet resulted in an additional $101.5 million of revenues and $21.2 million of contract drilling expense during 2007 as compared to the prior year. ENSCO 84 mobilized to the region in late September 2006, and ENSCO 108 was delivered by a shipyard during the first quarter of 2007. Contract drilling expense increased by $45.1 million, or 21%, as compared to 2006, primarily due to the increased size of our Asia Pacific fleet. Excluding the impact of the two additional rigs, contract drilling expense increased by $23.9 million, or 11%, as compared to the prior year, primarily due to increased personnel costs and repair and maintenance expense. The increase was partially offset by a $2.7 million estimated loss recognized in the prior year related to damage sustained by ENSCO 107 while pre-loading on a drilling location offshore Vietnam. Depreciation expense increased by $5.8 million, or 8%, as compared to 2006. The increase was primarily attributable to depreciation associated with ENSCO 108 and ENSCO 84 and depreciation on minor upgrades and improvements to our Asia Pacific fleet completed during 2006 and 2007.

   Europe/Africa

       During 2008, Europe/Africa revenues increased by $133.3 million, or 20%, as compared to 2007. The increase in revenues was primarily attributable to an 11% increase in average day rates, an increase in utilization to 96% from 93% during the prior year and the relocation of ENSCO 105 to the region during 2007. The increase in average day rates was attributable to limited rig availability in the region coupled with improved demand resulting from increased spending by oil and gas companies. The increase in utilization was primarily due to the mobilization of ENSCO 100 from Nigeria to the North Sea during the prior year. The relocation of ENSCO 105 to the Europe/Africa region during the second quarter of 2007 contributed an additional $30.5 million of revenues and $9.0 million of contract drilling expense as compared to the prior year. Contract drilling expense increased by $38.3 million, or 18%, as compared to 2007, primarily due to increased mobilization and repair and maintenance expense, the addition of ENSCO 105 to the fleet and increased personnel costs, partially offset by a reduction in reimbursable expense. Depreciation expense increased by $2.6 million, or 6%, as compared to 2007. The increase was primarily attributable to depreciation associated with the ENSCO 85 capital enhancement project completed during the first quarter of 2008, depreciation associated with ENSCO 105 and depreciation on minor upgrades and improvements to our Europe/Africa fleet completed during 2007 and 2008.

       During 2007, Europe/Africa revenues increased by $173.7 million, or 35%, as compared to 2006. The increase in revenues was primarily attributable to the addition of ENSCO 105 to our Europe/Africa jackup fleet during the first quarter of 2007 and a 33% increase in average day rates, partially offset by a decrease in utilization to 93% from 100% during the prior year. The addition of ENSCO 105 contributed an additional $55.7 million of revenues and $21.0 million of contract drilling expense during 2007 as compared to the prior year. The improvement in average day rates was attributable to improved demand resulting from increased spending by oil and gas companies. The decline in utilization was primarily due to the mobilization of ENSCO 100 from Nigeria to the North Sea, which commenced in August 2007. Contract drilling expense increased by $50.4 million, or 32%, as compared to 2006, primarily due to the addition of ENSCO 105 to the Europe/Africa fleet, $5.5 million of costs associated with the departure of ENSCO 100 from Nigeria and a $4.2 million increase in reimbursable costs associated with ENSCO 100. Excluding the impact of the aforementioned items, contract drilling expense increased by $19.7 million, or 12%, as compared to the prior year due to increased personnel costs and repair and maintenance expense, partially offset by a reduction in fleet-wide mobilization expense. Depreciation expense increased by $4.0 million, or 11%, as compared to 2006. The increase was primarily attributable to depreciation associated with ENSCO 105 and depreciation on minor upgrades and improvements to our Europe/Africa fleet completed during 2006 and 2007.

   North and South America

       During 2008, North and South America revenues increased by $50.3 million, or 13%, as compared to 2007. The increase in revenues was primarily due to an increase in utilization to 97% from 77% during the prior year, partially offset by a 8% decline in average day rates. The increase in utilization was attributable to decreased rig supply, as drilling contractors mobilized rigs to international locations, and an increase in customer demand. Although we realized day rate increases during the majority of 2008, day rates earned during the current year were generally lower than day rates earned during the early portions of 2007. The increase in revenues was also partially offset by ENSCO 105, which generated $7.1 million of revenues and $2.1 million of contract drilling expense during the first quarter of 2007 prior to relocation from the region. Contract drilling expense increased by $16.2 million, or 11%, as compared to 2007, primarily due to increased personnel costs and the impact of increased utilization, partially offset by decreased mobilization expense and the relocation of ENSCO 105 during the prior year. Depreciation expense increased by $4.7 million, or 11%, as compared to 2007. The increase was primarily attributable to depreciation associated with the ENSCO 83 and ENSCO 93 capital enhancement projects completed during the second quarter of 2007 and first quarter of 2008, respectively, and depreciation on minor upgrades and improvements to our North and South America fleet completed during 2007 and 2008, partially offset by the reduced size of our North and South America fleet.

       During 2007, North and South America revenues decreased by $203.3 million, or 34%, as compared to 2006. The decrease in revenues was partially due to the reduced size of our North and South America fleet as ENSCO 105 relocated from the Gulf of Mexico during the first quarter of 2007 and ENSCO 84 relocated from the region during the third quarter of 2006. Excluding the impact of ENSCO 105 and ENSCO 84, revenues decreased by $135.3 million, or 26%, as compared to the prior year. A 13% decrease in average day rates and a decline in utilization to 77% from 91% during 2006 also contributed to the reduction in revenues from the prior year. The decrease in average day rates and utilization was due to a decline in demand by oil and gas companies as they reduced spending on shallow water drilling in the region. Contract drilling expense increased by $2.6 million, or 2%, as compared to 2006. Excluding the impact of the two rigs relocated from the region, contract drilling expense increased by $18.2 million, or 15%, primarily due to increased personnel costs, insurance costs and repair and maintenance expense. Depreciation expense declined by $1.6 million, or 4%, as compared to 2006. The decrease was primarily attributable to the reduced size of our North and South America fleet, offset by depreciation on capital enhancement and upgrade projects completed during 2006 and 2007.

   Other

       During 2008, general and administrative expense decreased by $5.7 million, or 10%, as compared to 2007. The decline was primarily attributable to a $11.3 million expense incurred during the prior year in connection with a retirement agreement with our former Chairman and Chief Executive Officer ("CEO"), partially offset by increased professional fees and personnel costs and costs associated with our 2008 branding initiative.

       During 2007, general and administrative expense increased by $14.9 million, or 33%, as compared to 2006. The increase was primarily attributable to the aforementioned retirement agreement with our former CEO and an increase in professional fees, personnel costs and share-based compensation expense as compared to the prior year.

Other Income (Expense)

       The following table summarizes other income (expense) for each of the years in the three-year period ended December 31, 2008 (in millions):

	2008	2007	2006

Interest income	$14.0	$26.3	$14.9
Interest expense, net:
Interest expense	(21.6)	(32.3)	(35.4)
Capitalized interest	21.6	30.4	18.9

	--	(1.9)	(16.5)
Other, net	(18.2)	13.4	(4.3)

	$(4.2)	$37.8	$(5.9)

       During 2008, interest income declined as compared to the prior year due to lower average interest rates, partially offset by an increase in cash balances invested. During 2007, interest income increased as compared to the prior year due to an increase in cash balances invested.

       Our interest expense declined during 2008 and 2007 as compared to their respective prior years due to a decline in outstanding debt over these periods. Capitalized interest declined during 2008 due to the significant reduction in interest expense incurred as compared to the prior year. All interest expense incurred during 2008 was capitalized. Capitalized interest during 2007 increased as compared to 2006 due to an increase in the amount invested in our new rig construction projects.

       Foreign currency translation adjustments and foreign currency transaction gains and losses, including certain gains and losses on derivative instruments, were included in other, net, on our consolidated statements of income. Other, net, included $10.4 million of net foreign currency exchange losses, $9.2 million of net foreign currency exchange gains and $2.8 million of net foreign currency exchange losses during 2008, 2007 and 2006, respectively.

       During 2008, other, net, also included an unrealized loss of $8.1 million associated with the valuation of our auction rate securities. Our fair value measurements are discussed in Note 8 to our consolidated financial statements. During 2007, other, net, also included a $3.1 million net gain resulting from the settlement of litigation we initiated in relation to a non-operational dispute with a third party service provider.

Provision for Income Taxes

       Income tax rates imposed in the tax jurisdictions in which our non-U.S. subsidiaries conduct operations vary, as does the tax base to which the rates are applied. In some cases, tax rates may be applicable to gross revenue, statutory or negotiated deemed profits or other bases utilized under local tax laws, rather than to net income. In addition, our drilling rigs frequently move from one tax jurisdiction to another. As a result, our consolidated effective income tax rate may vary substantially from one reporting period to another, depending on the relative components of our earnings generated in tax jurisdictions with higher tax rates or lower tax rates.

       Income tax expense was $237.3 million, $244.8 million and $241.3 million during the years ended December 31, 2008, 2007 and 2006, respectively. The effective income tax rates during the years ended December 31, 2008, 2007 and 2006 were 17.0%, 20.1% and 24.5%, respectively. The decrease in effective income tax rates was due primarily to an increase in earnings generated by non-U.S. subsidiaries whose earnings are being permanently reinvested and taxed at lower rates.

Discontinued Operations

       From May 2007 to June 2009, ENSCO 69 was contracted to Petrosucre, a subsidiary of PDVSA, the national oil company of Venezuela. PDVSA subsidiaries reportedly lack funds and, since late 2008, generally have not been paying their contractors and service providers. In January 2009, we suspended drilling operations on ENSCO 69 after Petrosucre failed to satisfy its contractual obligations and meet commitments relative to the payment of past due invoices. Petrosucre then took over complete control of ENSCO 69 drilling operations utilizing Petrosucre employees and a portion of the Venezuelan rig crews we had utilized. When Petrosucre initially advised us that it temporarily was taking over operations on the rig, we placed our supervisory rig personnel on ENSCO 69 to observe Petrosucre's operations.

       On April 30, 2009, we submitted a notice of termination to Petrosucre for non-payment of past due invoices. The terms of the ENSCO 69 drilling contract provided for termination of the contract upon Petrosucre's failure to satisfy its contractual payment obligations during the 30-day period subsequent to our notice. On June 4, 2009, after Petrosucre's failure to satisfy its contractual payment obligations, failure to reach a mutually acceptable agreement with us and denial of our request to demobilize ENSCO 69 from Venezuela, Petrosucre advised that it would not return the rig and would continue to operate it without our consent. Petrosucre further advised that it would release ENSCO 69 after a six-month period, subject to a mutually agreed accord addressing the resolution of all remaining obligations under the ENSCO 69 drilling contract. On June 6, 2009, we terminated our contract with Petrosucre and removed all remaining Ensco employees from the rig.

       Due to Petrosucre's longstanding failure to satisfy its contractual obligations and meet payment commitments, and in consideration of the Venezuelan government's recent nationalization of assets owned by international oil and gas companies and oilfield service companies, we believe it is remote that ENSCO 69 will be returned to us by Petrosucre and operated again by Ensco. We have filed an insurance claim under our package policy, which includes coverage for certain political risks, and are evaluating legal remedies against Petrosucre for contractual and other ENSCO 69 related damages. ENSCO 69 operating results were reclassified as discontinued operations in our consolidated statements of income for each of the years in the three-year period ended December 31, 2008.

       In September 2008, ENSCO 74 was lost as a result of Hurricane Ike and is now presumed to have sunk in the Gulf of Mexico. Portions of the rig's legs remain underwater adjacent to the customer's platform, and the hull has not been located despite search efforts by us and third parties. Management concluded the rig was a total loss under the terms of our insurance policies based on the condition of the legs and the inability to locate the rig's hull.

       We recognized a $36.2 million pre-tax loss in connection with the disposal of ENSCO 74, which was included in loss (gain) on disposal of discontinued operations, net, in the consolidated statement of income for the year ended December 31, 2008. The operating results of ENSCO 74 were reclassified as discontinued operations in the consolidated statements of income for each of the years in the three-year period ended December 31, 2008. See Note 11 to our consolidated financial statements for discussion of our insurance coverage and a summary of the pre-tax loss on disposal of discontinued operations.

       In January 2006, we effectively sold the ENSCO 29 platform rig by transferring beneficial ownership to our insurance underwriters after concluding the rig was a total loss under our insurance policies subsequent to sustaining substantial damage during Hurricane Katrina. Additionally, we sold the ENSCO 25 platform rig in December 2006. The operating results of ENSCO 29 and ENSCO 25 were reclassified as discontinued operations in the consolidated statement of income for the year ended December 31, 2006.

       The following table summarizes (loss) income from discontinued operations for each of the years in the three-year period ended December 31, 2008 (in millions):

	2008	2007	2006

Revenues	$ 93.0	$85.6	$79.7
Operating expenses	59.7	39.9	43.3

Operating income before income taxes	33.3	45.7	36.4
Income tax expense	12.9	16.9	13.3
(Loss) gain on disposal of discontinued operations, net	(23.5)	--	7.2

(Loss) income from discontinued operations	$ (3.1)	$28.8	$30.3

Fair Value Measurements

       On January 1, 2008, we adopted SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), as it relates to financial assets and liabilities. SFAS 157 refines the definition of fair value, provides a framework for measuring fair value and expands disclosures about fair value measurements. Our auction rate securities were measured at fair value as of December 31, 2008 using significant Level 3 inputs as defined by SFAS 157. See Note 8 to our consolidated financial statements for additional information on the fair value hierarchy under SFAS 157. See Note 2 to our consolidated financial statements for additional information on our auction rate securities, including a description of the securities and underlying collateral, a discussion of the uncertainties relating to their liquidity and our accounting treatment under SFAS No. 115, "Accounting for Certain Debt and Equity Securities (as amended)". As a result of continued auction failures, quoted prices for our auction rate securities did not exist as of December 31, 2008 and, accordingly, we concluded that Level 1 inputs were not available.

       We determined that use of a valuation model was the best available technique for measuring the fair value of our auction rate securities. We used an income approach valuation model to estimate the price that would be received in exchange for our auction rate securities in an orderly transaction between market participants ("exit price") as of December 31, 2008. The exit price was derived as the weighted-average present value of expected cash flow over various periods of illiquidity, using a risk-adjusted discount rate that was based on the credit risk and liquidity risk of our auction rate securities.

       While our valuation model was based on both Level 2 (credit quality and interest rates) and Level 3 inputs, we determined that the Level 3 inputs were most significant to the overall fair value measurement, particularly the estimates of risk-adjusted discount rates and ranges of expected periods of illiquidity. The valuation model also reflected our intention to hold our auction rate securities until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions and our belief that we have the ability to maintain our investment in these securities indefinitely. We reviewed these inputs to our valuation model, evaluated the results and performed sensitivity analysis on key assumptions. Based on our review, we concluded that the fair value measurement of our auction rate securities as of December 31, 2008 was appropriate.

       Based on the results of our fair value measurement, we recognized an unrealized loss of $8.1 million for the year ended December 31, 2008, included in other, net, in our consolidated statement of income. The carrying value of our auction rate securities, classified as long-term investments on our consolidated balance sheet, was $64.2 million as of December 31, 2008.

       The $8.1 million unrealized loss recognized for the year ended December 31, 2008 resulted primarily from liquidity risk (rather than credit risk) associated with our auction rate securities. We anticipate realizing the par value of our auction rate securities because we intend to hold them until they are redeemed, repurchased or sold in a market that facilitates orderly transactions.

       Assets measured at fair value using significant Level 3 inputs constituted 1.2% of our total assets as of December 31, 2008. No assets or liabilities were valued using Level 3 inputs as of December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

       Although our business has historically been very cyclical, we have relied on our cash flow from continuing operations to meet liquidity needs and fund the majority of our cash requirements. We have maintained a strong financial position through the disciplined and conservative use of debt. A substantial amount of our cash flow is invested in the expansion and enhancement of our fleet of drilling rigs in general, and construction of our ENSCO 8500 Series® rigs in particular.

       We believe the deteriorating global economic environment and substantial decline in oil and natural gas prices will lead to a decline in jackup rig utilization and day rates in 2009, the extent of which is currently unknown. It is likely that this will result in a decline in our cash flow from operations during the second half of 2009 and during 2010. However, based on our $789.6 million of cash and cash equivalents as of December 31, 2008 and our current contractual backlog, we believe our remaining obligations associated with the construction of the ENSCO 8500 Series® rigs will be funded from existing cash and cash equivalents and future operating cash flow.

       During the three-year period ended December 31, 2008, our primary source of cash was an aggregate $3,259.5 million generated from continuing operations. Our primary uses of cash during the same period included an aggregate $1,806.7 million for the construction, enhancement and other improvement of our drilling rigs and $948.3 million for the repurchase of our common stock.

       Detailed explanations of our liquidity and capital resources for each of the years in the three-year period ended December 31, 2008 are set forth below.

Cash Flow and Capital Expenditures

       Our cash flow from continuing operations and capital expenditures on continuing operations for each of the years in the three-year period ended December 31, 2008 were as follows (in millions):

	2008	2007	2006

Cash flow from continuing operations	$1,125.4	$1,211.2	$922.9

Capital expenditures on continuing operations:
New rig construction	$651.5	$367.7	$379.9
Rig enhancements	33.7	65.0	80.6
Minor upgrades and improvements	86.7	86.7	54.9

	$ 771.9	$ 519.4	$515.4

       During 2008, cash flow from continuing operations decreased by $85.8 million, or 7%, as compared to the prior year. The decrease resulted primarily from a $72.3 million investment in trading securities, a $152.8 million increase in cash payments related to contract drilling expenses and a $142.6 million increase in cash payments related to income taxes, partially offset by a $287.3 million increase in cash receipts from drilling services.

       During 2007, cash flow from continuing operations increased by $288.3 million, or 31%, as compared to the prior year. The increase resulted primarily from a $369.7 million increase in cash receipts from drilling services, partially offset by a $94.1 million increase in cash payments related to contract drilling expenses.

       We continue to expand the size and quality of our drilling rig fleet. During the three-year period ended December 31, 2008, we invested $1,399.1 million in the construction of new drilling rigs and an additional $179.3 million upgrading the capability and extending the service lives of our existing fleet. In addition to the ENSCO 8500, which was delivered in September 2008 and is expected to commence operations in the Gulf of Mexico in April 2009, we added two new ultra-high specification jackup rigs to our fleet during the past three years, ENSCO 107 in January 2006 and ENSCO 108 in March 2007.

       During 2008, we entered into agreements with KFELS in Singapore to construct ENSCO 8504, ENSCO 8505 and ENSCO 8506 for estimated total construction costs of $512.0 million, $537.0 million and $560.0 million, respectively. We now have six ENSCO 8500 Series® ultra-deepwater semisubmersible rigs under construction with scheduled delivery dates during the second quarter of 2009, the first and fourth quarters of 2010, the second half of 2011 and the first and second half of 2012. Three of the six ENSCO 8500 Series® rigs under construction have secured long-term drilling contracts in the Gulf of Mexico.

       Based on our current projections, we expect capital expenditures during 2009 to include approximately $515.0 million for construction of our ENSCO 8500 Series® rigs, approximately $125.0 million for rig enhancement projects and $100.0 million for minor upgrades and improvements. Depending on market conditions and opportunities, we may make additional capital expenditures to upgrade rigs for customer requirements and construct or acquire additional rigs.

Financing and Capital Resources

       Our long-term debt, total capital and long-term debt to total capital ratios as of December 31, 2008, 2007 and 2006 are summarized below (in millions, except percentages):

	2008	2007	2006

Long-term debt	$ 274.3	$ 291.4	$ 308.5
Total capital*	4,951.2	4,043.4	3,524.5
Long-term debt to total capital	5.5%	7.2%	8.8%

*	Total capital includes long-term debt plus Ensco stockholders' equity.

       We have a $350.0 million unsecured revolving credit facility (the "Credit Facility") with a syndicate of banks that matures in June 2010. We had no amounts outstanding under the Credit Facility as of December 31, 2008, 2007 and 2006. In addition, we filed a Form S-3 Registration Statement with the Securities and Exchange Commission ("SEC") on January 13, 2009, which provides us with the ability to issue debt and/or equity securities. The registration statement was immediately effective and expires in January 2012. We currently maintain an investment grade credit rating of Baa1 from Moody's.

       As of December 31, 2008, we had an aggregate $142.7 million outstanding under two separate bond issues guaranteed by the United States Maritime Administration ("MARAD") that require semiannual principal and interest payments. We also make semiannual interest payments on $150.0 million of 7.20% debentures due in 2027.

       In March 2006, our Board of Directors authorized the repurchase of up to $500.0 million of our outstanding common stock. In August 2007, following completion of the authorized repurchase, our Board of Directors approved the 2007 authorization to repurchase an additional $500.0 million of our outstanding common stock. In September 2008, our Board of Directors approved the 2008 authorization to repurchase an additional $500.0 million of our outstanding common stock.

       From inception of our stock repurchase programs in March 2006 through December 31, 2007, we repurchased an aggregate 12.8 million shares at a cost of $681.6 million (an average cost of $53.05 per share). During the first nine months of 2008, we repurchased 3.7 million shares of our common stock at a cost of $256.0 million (an average cost of $69.92 per share) under the 2007 authorization. No shares were repurchased under our stock repurchases programs during the fourth quarter. As of December 31, 2008, $562.4 million remained available for repurchases of our outstanding common stock under the 2007 and 2008 authorizations.

Contractual Obligations

       We have various contractual commitments related to our new rig construction agreements, debt and operating leases. We expect to fund these commitments from our existing cash and cash equivalents and future operating cash flow. The actual timing of our new rig construction payments may vary based on the completion of various construction milestones, which are beyond our control. The table below summarizes our significant contractual obligations as of December 31, 2008 and the periods in which such obligations are due (in millions):

	Payments due by period
		2010	2012
		and	and	After
	2009	2011	2013	2013	Total

New rig construction agreements	$393.5	$1,009.3	$202.4	$--	$1,605.2
Principal payments on long-term debt	17.2	34.4	34.4	206.7	292.7
Interest payments on long-term debt	18.7	34.3	30.3	158.3	241.6
Operating leases	6.7	4.2	2.8	6.5	20.2

Total contractual obligations	$436.1	$1,082.2	$269.9	$371.5	$2,159.7

       Our contractual obligations table does not include unrecognized tax benefits. We adopted the recognition and disclosure provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"), on January 1, 2007 and had $26.8 million of unrecognized tax benefits as of December 31, 2008. Substantially all of our unrecognized tax benefits related to uncertain tax positions that were not under review by taxing authorities. Therefore, we are unable to specify the future periods in which we may be obligated to settle such amounts.

       Additionally, our contractual obligations table does not include derivative instruments. As of December 31, 2008, we had foreign currency forward contracts outstanding to exchange an aggregate $474.1 million U.S. dollars for various foreign currencies, including $298.5 million for Singapore dollars. As of December 31, 2008, our consolidated balance sheet included net foreign currency derivative liabilities of $20.3 million. All of our outstanding foreign currency forward contracts mature during the next three years.

Liquidity

       Our liquidity position as of December 31, 2008, 2007 and 2006 is summarized below (in millions, except ratios):

	2008	2007	2006

Cash and cash equivalents	$789.6	$629.5	$565.8
Working capital	973.0	625.8	602.3
Current ratio	3.3	2.2	2.6

       We believe the deteriorating global economic environment and substantial decline in oil and natural gas prices is likely to result in a decline in our cash flow from operations during the second half of 2009 and during 2010. Based on our $789.6 million of cash and cash equivalents as of December 31, 2008 and our current contractual backlog, we believe the remaining $1,605.2 million of contractual obligations associated with the construction of the ENSCO 8500 Series® rigs will be funded from existing cash and cash equivalents and future operating cash flow.

       We expect to fund our short-term liquidity needs, including approximately $785.0 million of contractual obligations and anticipated capital expenditures, as well as any dividends, stock repurchases or working capital requirements, from our cash and cash equivalents and operating cash flow. We expect to fund our long-term liquidity needs, including contractual obligations, anticipated capital expenditures and dividends, from our cash and cash equivalents, investments, operating cash flow and, if necessary, funds borrowed under our $350.0 million unsecured revolving credit facility or other future financing arrangements.

       In addition to $789.6 million of cash and cash equivalents, we also held $72.3 million (par value) of investments in auction rate securities as of December 31, 2008, which were classified as long-term investments on our consolidated balance sheet. Although we acquired these securities with the intention of selling them in the near term, we plan to hold them until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions. We do not expect to experience liquidity problems if we hold these securities indefinitely. See Note 2 to our consolidated financial statements for additional information on our auction rate securities.

MARKET RISK

       We have net assets and liabilities denominated in numerous foreign currencies and use various methods to manage our exposure to foreign currency exchange risk. We predominantly structure our drilling contracts in U.S. dollars, which significantly reduces the portion of our cash flows and assets denominated in foreign currencies. We also employ various strategies, including the use of derivative instruments, to match foreign currency denominated assets with equal or near equal amounts of foreign currency denominated liabilities, thereby minimizing exposure to earnings fluctuations caused by changes in foreign currency exchange rates.

       We also utilize derivative instruments to hedge forecasted foreign currency denominated transactions. As of December 31, 2008, we had foreign currency forward contracts outstanding to exchange an aggregate $474.1 million U.S. dollars for various foreign currencies, including $298.5 million for Singapore dollars. We currently have six ultra-deepwater semisubmersible rigs under construction with a major international shipyard in Singapore. As of December 31, 2008, approximately $341.9 million of the aggregate remaining contractual obligations associated with these construction projects was denominated in Singapore dollars of which $291.0 million was hedged through foreign currency forward contracts.

       We utilize derivative instruments and undertake foreign currency hedging activities in accordance with our established policies for the management of market risk. We do not enter into derivative instruments for trading or other speculative purposes. We believe that our use of derivative instruments and related hedging activities does not expose us to material interest rate risk, foreign currency exchange rate risk, commodity price risk, credit risk or any other material market or price risk.

       If we were to incur a hypothetical 10% adverse change in foreign currency exchange rates, net unrealized losses associated with our foreign currency denominated assets and liabilities and related foreign currency forward contracts as of December 31, 2008 would approximate $39.2 million, including $30.7 million related to our Singapore dollar exposures. All of our foreign currency forward contracts mature during the next three years.

       We have generated substantial cash balances, portions of which are invested in securities that meet our requirements for quality and return. Investment of our cash balances exposes us to market risk. We held $72.3 million (par value) of auction rate securities with a carrying value of $64.2 million as of December 31, 2008. During 2008, auctions for most of our auction rate securities failed. An auction failure, which is not a default in the underlying debt instrument, occurs when there are more sellers than buyers at a scheduled interest rate auction date and parties desiring to sell their auction rate securities are unable to do so. We intend to hold these securities until they can be redeemed by issuers, repurchased by brokerage firms or sold in a market that facilitates orderly transactions and, due to significant uncertainties related to the auction rate securities market, we will be exposed to the risk of changes in the fair value of these securities in future periods.

       To measure the fair value of our auction rate securities as of December 31, 2008, we used an income approach valuation model to estimate the price that would be received in exchange for our auction rate securities in an orderly transaction between market participants ("exit price"). The exit price was derived as the weighted-average present value of expected cash flow over various periods of illiquidity, using a risk-adjusted discount rate that was based on the credit risk and liquidity risk of our auction rate securities. If we were to incur a hypothetical 10% adverse change in the periods of illiquidity and a 10% adverse change in the risk-adjusted discount rate, the additional net unrealized loss on our auction rates securities as of December 31, 2008 would approximate $2.4 million. See Note 2 to our consolidated financial statements for additional information on our auction rate securities and Note 8 to our consolidated financial statements for more information on our fair value measurements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

       The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles requires our management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Our significant accounting policies are included in Note 1 to our consolidated financial statements. These policies, along with our underlying judgments and assumptions made in their application, have a significant impact on our consolidated financial statements. We identify our critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and operating results, and that require the most difficult, subjective and/or complex judgments by management regarding estimates in matters that are inherently uncertain. Our critical accounting policies are those related to property and equipment, impairment of long-lived assets and goodwill and income taxes.

   Property and Equipment

       As of December 31, 2008, the carrying value of our property and equipment totaled $3,871.3 million, which represents 66.4% of total assets. This carrying value reflects the application of our property and equipment accounting policies, which incorporate management's estimates, judgments and assumptions relative to the capitalized costs, useful lives and salvage values of our rigs.

       We develop and apply property and equipment accounting policies that are designed to appropriately and consistently capitalize those costs incurred to enhance, improve and extend the useful lives of our assets and expense those costs incurred to repair or maintain the existing condition or useful lives of our assets. The development and application of such policies requires judgments and assumptions by management relative to the nature of, and benefits from, expenditures on our assets. We establish property and equipment accounting policies that are designed to depreciate our assets over their estimated useful lives. The judgments and assumptions used by management in determining the estimated useful lives of our property and equipment reflect both historical experience and expectations regarding future operations, utilization and performance of our assets. The use of different estimates, judgments and assumptions in the establishment of our property and equipment accounting policies, especially those involving the useful lives of our rigs, would likely result in materially different carrying values of assets and operating results.

       The useful lives of our drilling rigs are difficult to estimate due to a variety of factors, including technological advances that impact the methods or cost of oil and natural gas exploration and development, changes in market or economic conditions and changes in laws or regulations affecting the drilling industry. We evaluate the remaining useful lives of our rigs on a periodic basis, considering operating condition, functional capability and market and economic factors. Our most recent change in estimated useful lives occurred in January 1998, when we extended the useful lives of our drilling rigs by an average of five to six years.

       Our fleet of 43 jackup rigs represented 89% of the gross cost and net carrying amount of our depreciable property and equipment as of December 31, 2008. Our jackup rigs are depreciated over useful lives ranging from 15 to 30 years. Our ultra-deepwater semisubmersible rigs are depreciated over a 30-year useful life. The following table provides an analysis of estimated increases and decreases in depreciation expense that would have been recognized for the year ended December 31, 2008 for various assumed changes in the useful lives of our drilling rigs effective January 1, 2008:

Increase (decrease) in useful lives of our drilling rigs	Estimated increase (decrease) in depreciation expense that would have been recognized (in millions)

10%	$(18.6)
20%	(32.8)
(10%)	16.0
(20%)	39.4

   Impairment of Long-Lived Assets and Goodwill

       We evaluate the carrying value of our property and equipment, primarily our drilling rigs, when events or changes in circumstances indicate that the carrying value of such rigs may not be recoverable. Generally, extended periods of idle time and/or inability to contract rigs at economical rates are an indication that a rig may be impaired. However, the offshore drilling industry has historically been highly cyclical and it is not unusual for rigs to be unutilized or underutilized for significant periods of time and subsequently resume full or near full utilization when business cycles change. Likewise, during periods of supply and demand imbalance, rigs are frequently contracted at or near cash break-even rates for extended periods of time until demand comes back into balance with supply. Impairment situations may arise with respect to specific individual rigs, groups of rigs, such as a specific type of drilling rig, or rigs in a certain geographic location. Our rigs are mobile and may generally be moved from markets with excess supply, if economically feasible. Our jackup rigs and ultra-deepwater semisubmersible rigs are suited for, and accessible to, broad and numerous markets throughout the world.

       We test goodwill for impairment on an annual basis, or when events or changes in circumstances indicate that a potential impairment exists. The goodwill impairment test requires us to identify reporting units and estimate the fair value of those units as of the testing date. Our four operating segments represent our reporting units in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets (as amended)". In most instances, our calculation of the fair value of our reporting units is based on estimates of future discounted cash flows to be generated by our drilling rigs, which reflect management's judgments and assumptions regarding future industry conditions and operations, including expected utilization, day rates, expense levels and capital requirements for each of our drilling rigs. If the aggregate fair value of our reporting units exceeds our market capitalization, we evaluate the reasonableness of the implied control premium through a comparison to implied control premiums from recent market transactions within our industry. To the extent that the implied control premium based on the aggregate fair value of our reporting units is not reasonable, we adjust the discount rate used in our discounted cash flow model accordingly.

       If the estimated fair value of a reporting unit exceeds its carrying value, its goodwill is considered not impaired. If the estimated fair value of a reporting unit is less than its carrying value, we estimate the implied fair value of the reporting unit's goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to such excess. In the event we dispose of drilling rig operations that constitute a business, goodwill would be allocated in the determination of gain or loss on sale. Based on our goodwill impairment test performed as of December 31, 2008, there was no impairment of goodwill.

       Asset impairment evaluations are, by nature, highly subjective. In most instances they involve expectations of future cash flows to be generated by our drilling rigs, which reflect management's judgments and assumptions regarding future industry conditions and operations, as well as management's estimates of expected utilization, day rates, expense levels and capital requirements. The estimates, judgments and assumptions used by management in the application of our asset impairment policies reflect both historical experience and an assessment of current operational, industry, market, economic and political environments. The use of different estimates, judgments, assumptions and expectations regarding future industry conditions and operations would likely result in materially different carrying values of assets and operating results.

   Income Taxes

       We conduct operations and earn income in numerous international countries and are subject to the laws of tax jurisdictions within those countries, as well as U.S. Federal and state tax laws. As of December 31, 2008, we had a $320.6 million net deferred income tax liability, a $34.3 million liability for income taxes currently payable and a $26.8 million liability for unrecognized tax benefits.

       The carrying values of deferred income tax assets and liabilities reflect the application of our income tax accounting policies in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), and are based on management's estimates, judgments and assumptions regarding future operating results and levels of taxable income, as well as management's judgments regarding the interpretation of the provisions of SFAS 109. Carryforwards and tax credits are assessed for realization as a reduction of future taxable income by using a more-likely-than-not determination.

       In December 2007, substantially all of the undistributed earnings of our non-U.S. subsidiaries were distributed to the U.S. parent company. A U.S. deferred tax liability has not been recognized for the remaining undistributed earnings of our non-U.S. subsidiaries because it is the intention of these subsidiaries to reinvest such earnings indefinitely. Should our non-U.S. subsidiaries elect to make a distribution of these earnings, or be deemed to have made a distribution of them through application of various provisions of the Internal Revenue Code, we may be subject to additional U.S. income taxes. See Note 10 to our consolidated financial statements for additional information on the undistributed earnings of our non-U.S. subsidiaries.

       The carrying values of liabilities for unrecognized tax benefits reflect our application of the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Tax - an interpretation of SFAS No. 109" and are based on management's interpretation of applicable tax laws and incorporate management's estimates, judgments and assumptions regarding the use of tax planning strategies in various taxing jurisdictions. The use of different estimates, judgments and assumptions in connection with accounting for income taxes, especially those involving the deployment of tax planning strategies, may result in materially different carrying values of income tax assets and liabilities and operating results. See Note 10 to our consolidated financial statements for additional information on our unrecognized tax benefits.

       We operate in many international jurisdictions where tax laws relating to the offshore drilling industry are not well developed. In jurisdictions where available statutory law and regulations are incomplete or underdeveloped, we obtain professional guidance and consider existing industry practices before utilizing tax planning strategies and meeting our tax obligations. Tax returns are routinely subject to audit in most jurisdictions and tax liabilities are frequently finalized through a negotiation process. While we have not historically experienced significant adjustments to previously recognized tax assets and liabilities as a result of finalizing tax returns, there can be no assurance that significant adjustments will not arise in the future. In addition, there are several factors that could cause the future level of uncertainty relating to our tax assets and liabilities to increase, including the following:

•	During recent years, the portion of our overall operations conducted in international tax jurisdictions has increased.
•
In order to utilize tax planning strategies and conduct international operations efficiently, our subsidiaries frequently enter into transactions with affiliates that are generally subject to complex tax regulations and are frequently reviewed by tax authorities.
•	We may conduct future operations in certain tax jurisdictions where tax laws are not well developed, and it may be difficult to secure adequate professional guidance.
•	Tax laws, regulations, agreements and treaties change frequently, requiring us to modify existing tax strategies to conform to such changes.

NEW ACCOUNTING PRONOUNCEMENTS

       In June 2008, the FASB issued Staff Position EITF 03-6-1 "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities" ("FSP EITF 03-6-1"). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share ("EPS") under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, "Earnings Per Share". FSP EITF 03-6-1 is effective for fiscal years and interim periods beginning after December 15, 2008 and requires retrospective adjustment for all comparable prior periods presented. See Note 1 to our consolidated financial statements for additional information on the adoption of FSP EITF 03-6-1.

       In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative and Hedging Activities" ("SFAS 161"). This standard amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), to change the disclosure requirements for derivative instruments and hedging activities. This standard requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations and (c) how derivative instruments and related hedged items affect an entity's financial position, operating results and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Adoption of SFAS 161 will result in increased financial statement disclosures, but will not affect our financial position, operating results or cash flows.

       In February 2008, the FASB issued Staff Position 157-2 "Partial Deferral of the Effective Date of Statement 157" ("FSP 157-2"). FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The adoption of SFAS 157 for financial assets and financial liabilities, effective January 1, 2008, did not have a material effect on our financial position, operating results or cash flows. See Note 8 to our consolidated financial statements. We do not expect adoption of SFAS 157 for nonfinancial assets and liabilities on January 1, 2009 to have a material effect on our financial position, operating results or cash flows.

       In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141(R)"). This standard establishes principles and requirements for how an acquirer in a business combination recognizes and measures the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree in its financial statements. SFAS 141(R) also establishes principles and requirements for how an acquirer recognizes and measures goodwill acquired in a business combination and establishes disclosure requirements to facilitate an evaluation of the nature and financial effects of a business combination. SFAS 141(R) is effective for business combinations that occur during the first annual reporting period beginning on or after December 15, 2008. The effect of adoption of this standard will be limited to any acquisitions that close subsequent to December 31, 2008.

       In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("SFAS 160"). This standard amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest should be reported as equity in the consolidated financial statements and requires net income attributable to both the parent and the noncontrolling interest to be disclosed separately on the face of the consolidated statement of income. SFAS 160 is effective for fiscal years and interim periods beginning after December 15, 2008. See Note 1 to our consolidated financial statements for additional information on the adoption of SFAS 160.